                                                                    Exhibit 10.3




                                 December 4,2006



Scott L. Young
108 Austin Road
Sudbury, MA 01776

Dear Scott:

         The purpose of this letter agreement (the "Agreement") is to confirm the terms regarding your separation of employment from OXiGENE, Inc. (the "Company"). As more fully set forth below, the Company desires to provide you with severance pay and benefits in exchange for certain agreements by you. This Agreement shall become effective (the "Effective Date") on the 8th day following your acceptance of it as provided below

         1. SEPARATION OF EMPLOYMENT. Your employment with the Company will terminate (or terminated) effective August 14, 2006 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company.

         2. SEVERANCE PAY AND BENEFITS. In exchange for the mutual covenants set forth in this agreement, the Company agrees to provide you with the following:


         (a) Payment of an amount equal to sixteen (16) months of your gross base salary or $320,000, less all applicable federal, state, local and other employment-related deductions. The first such payment shall be for the gross amount of $120,000 and shall be made on the Company's first regularly scheduled payday following February 14, 2007, with the balance to be paid in approximately equal installments on the Company's regularly scheduled paydays following such initial payment. If you die before you receive any of your payments herein, the payments will be made to your estate.

         (b) In the event that you choose to exercise your right under COBRA to continue your participation in the Company's health and dental insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), the Company shall pay for the costs for such coverage (the "Severance Benefits") for a period of twelve (12) month(s) beginning on the Separation Date to the same extent that such insurance is provided to persons then currently employed by the Company. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health and dental insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon securing such employment and upon becoming eligible for such benefits.

         (c) The Company shall accelerate the vesting of the 30,000 shares of restricted stock granted on October 3, 2005 and currently held by you so that the restrictions on such shares lapse on the

         Separation Date. The Company agrees to waive its repurchase rights under paragraph 2.1(a) and any restrictions on transfer under paragraph 2.1(f) of the OXiGENE Restricted Stock Agreement.

         (d) As of the Separation Date, you will be vested in a total of 12,500 options. You may exercise any vested options by December
         31, 2006. Subject to any provisions in the applicable stock plan that would extend the exercise period for such options beyond December 31, 2006, any options not exercised by that date shall terminate. All unvested options shall terminate as of the Separation Date.

         You acknowledge and agree that the Severance Pay to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

         3. UNEMPLOYMENT BENEFITS. The Company agrees that it will not contest any claim for unemployment benefits by you with the MASSACHUSETTS DIVISION OF UNEMPLOYMENT ASSISTANCE The Company, of course, shall not be required to falsify any information.

         4. COOPERATION. You agree that both during and at any time after your employment, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Company agrees not to unreasonably infringe on your professional and personal commitments when requesting your compliance with this paragraph. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify me or Human Resources. You shall be reimbursed for any reasonable costs and expenses, including but not limited to attorneys' fees and costs if reasonably necessary to protect your legitimate interests, incurred in connection with providing such cooperation under this section. Before incurring any material costs or expenses hereunder, you shall notify the Company, and both parties shall confer in good faith regarding the need for such expenditures and to agree upon reasonable steps to minimize same. Nothing herein shall be construed to require you to provide any cooperation with respect to any matter in which your interests are or reasonably may become adverse to the interests of the Company.

5.        ADDITIONAL COVENANTS.

         (a)      You expressly acknowledge and agree to the following:

                  (i) that you have returned to the Company all Company documents (and any copies thereof) and property, and that you will abide by any and all common law and/or statutory obligations relating to protection and nondisclosure of the Company's trade secrets and/or confidential and proprietary documents and information;

                  (ii) that, except as required by law (including without limitation filings under federal or state securities laws), all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by the parties and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, taxing authorities, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

                  (iii) that, except as required by law, you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (and its officers, directors and managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (and its officers, directors and managers); provided that nothing in this paragraph applies to statements, either oral or written, in any privileged or confidential communication you have with counsel and/or prevents you from complying with the legal process;

                  (iv) that a material breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Pay and the cost of Benefits already paid to or for you pursuant to Section 2 of this Agreement.

         (b) The Company agrees that its officers and directors shall not make any private or public statements that are professionally or personally disparaging about you or your reputation; provided, that nothing in this paragraph shall interfere with the Company's ability to comply with legal process, the requirements of applicable federal or state laws or regulations (including but not limited to applicable federal or state securities laws or regulations) or the requirements of governmental entities (including but not limited to any securities exchange, quotation system or over-the-counter market on which the Company has its securities listed or traded), to fulfill its public disclosure obligations, or to conduct its business.

         6. RELEASE OF CLAIMS. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Pay and Benefits to be provided to you, and other good and valuable consideration provided for in this Agreement, you, except as expressly provided below, are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein, except as expressly provided below, is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

         Without limiting the foregoing general waiver and release, you, except as expressly provided below, specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

         - Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

         - Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.


--------------------------

1/      For the purposes of this section, the parties agree that the term
"OXiGENE" shall include OXiGENE, its divisions, affiliates and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns.

         - Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence,

         -        Any other Claim arising under local, state or federal law.

         You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Older Workers Benefits Protection Act ("OWBPA"), which prohibits discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

         Notwithstanding the foregoing, this section does not:

         - release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released; claims for vested benefits and/or your rights to indemnification by the company under the Company's bylaws, this Agreement, and/or your Employment Agreement dated January 1, 2002;

         - prohibit you from filing a charge with the Equal Employment Opportunity Commission ("EEOC");

         - prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency; or

         - prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

         Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that you successfully challenge the validity of the release with respect to the Age Discrimination in Employment Act, the Company or any affected party sought to be released hereunder may seek recovery from you of all amounts paid and the cost of any benefits provided pursuant to this Agreement. Nothing in this Agreement, however, shall limit the right of the Company or any affected party sought to be released hereunder to seek immediate dismissal of a charge on the basis that your signing of this Agreement constitutes a full release of any rights you might otherwise have to pursue the charge.

         You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay being provided to you under the terms of this Agreement.

         It is the Company's desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement, and have been provided certain additional information required by OWBPA, including job titles and ages of other employees affected by layoff and eligible for severance pay and benefits, as set forth in Exhibit A, and ages of employees in your job classification or organizational unit not affected by layoff, as set forth in Exhibit B. Consistent with the provisions of OWBPA, the Company is providing you with forty-five (45) days in which to consider and accept the terms of this Agreement by signing below and returning it to Richard Chin, President and CEO, OXiGENE, Inc. 230 Third Avenue, Waltham, MA 02451. In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it. To do so, you must deliver a notice of rescission to Richard Chin. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Agreement by signing below and returning it to Richard Chin, President and CEO, OXiGENE, Inc. 230 Third Avenue, Waltham, MA 02451.

         7. COMPANY'S RELEASE OF CLAIMS. The Company hereby agrees and acknowledges that by signing this Agreement and for other good and valuable consideration, it is, to the maximum extent allowed by the Company's By-laws and applicable law, waiving and releasing its right to assert any form of legal claim against you whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Execution Date, but specifically excluding claims arising out of fraud by you. Subject to the foregoing exception, the Company's waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action against you seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys' fees and any other costs) against you, for any alleged action, inaction or circumstance existing or arising through the Execution Date. Notwithstanding the foregoing, this section does not release you from any obligation expressly set forth in this Agreement.

         8. ENTIRE AGREEMENT/MODIFICATION/WAIVER/CHOICE OF LAW/ENFORCEABILITY/JURY WAIVER. You acknowledge and agree that, with the exception of the Confidentiality and Inventions Agreement and Section 7 and
Section 8(A) of your Employment Agreement dated January 1, 2002, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company's right to seek enforcement of such provision in the future. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within the

Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in the Commonwealth of Massachusetts and that material witnesses and documents would be located in the Commonwealth of Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

         By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

         This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

         If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Richard Chin, President and CEO, at the Company within forty-five (45) days.



                                        Very truly yours,


                                        OXiGENE, Inc.

                                        By: /s/ Richard Chin
                                            -----------------------------------


                                        Dated: 12/7/06
                                               --------------------------------


Confirmed and Agreed:


/s/ Scott Young
-----------------------------------
Scott Young

Dated: Dec. 4, 2006
       ----------------------------


Enclosures

                                    EXHIBIT A

CLASS:          ALL OXIGENE, INC. EMPLOYEES ELIGIBLE FOR SEVERANCE PAYMENT



          TITLE                            DIVISION            AGE AS OF AUGUST 14, 2006
Clinical Data Manager                    Clinical              35,37,41
Clinical Research Associate              Clinical              30,35
Clinical Trial Assistant                 Clinical              46
Director, Regulatory Affairs             Operations            39
Director, Pharmaceutical Development
 & Manufacturing                         Operations            55
Chief Operation Officer                  Operations            44
Receptionist                             Administrative        25

                                   EXHIBIT B

CLASS:          ALL OXIGENE, INC. EMPLOYEES NOT ELIGIBLE FOR SEVERANCE PAYMENT




               TITLE                                 DIVISION           AGE AS OF AUGUST 14, 2006
Accounting Manager                                 Administrative       31
Accounts Payable Specialist                        Administrative       35
Office Manager                                     Administrative       30
Controller                                         Administrative       40
Program Business Analyst                           Administrative       36
Vice President & Chief Financial Officer           Administrative       50
Contracts Specialist                               Administrative       42
President & CEO                                    Administrative       39
Clinical Research Associate II                     Clinical             29,35
Clinical Trial Assistant                           Clinical             24
Sr. Director, Clinical Affairs                     Clinical             47
Clinical Trial Manager                             Clinical             34
Assoc. Director, Clinical Affairs                  Clinical             35
Chief Medical Officer                              Clinical             62
Sr. Clinical Data Manager                          Clinical             33
Assoc. Director, Preclinical Development           Operations           34
Assoc. Director, Pharmaceutical Development &      Operations           45
  Manufacturing
Sr. Regulatory Affairs Assoc.                      Operations           28
Manager, RA/QA                                     Operations           36
Chief Science Officer                              Research             50
Director, Research                                 Research             40







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